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EXHIBIT 2.7

                                MERGER AGREEMENT

      This Merger Agreement (the "Agreement") is made and entered into as of the 17th day of December, 2001 by and among Origen Financial, Inc., a Virginia corporation ("Origen"), Origen Manufactured Home Financial, Inc., a Virginia corporation ("Origen MHF"), Dynex Insurance Agency, Inc., a Virginia corporation ("Origen Insurance," and together with Origen MHF, the "Origen Subsidiaries"), Bingham Financial Services Corporation, a Michigan corporation ("Bingham"), Origen Financial L.L.C., a Delaware limited liability company (the "Company"), Origen Manufactured Home Financial, L.L.C., a Delaware limited liability company ("Company MHF"), and Origen Insurance Agency, L.L.C., a Virginia limited liability company ("Company Insurance," and together with Company MHF, the "Company Subsidiaries").

                                    RECITALS

      A. Origen originates and services MH Loans, Land/Home loans and Floorplan Loans (the "Origen Business", and together with the Origen MHF Business and the Origen Insurance Business, the "Business").

      B. Bingham is the owner of all of the issued and outstanding shares of the capital stock (the "Origen Stock") of Origen.

      C. Origen is the owner of all of the issued and outstanding shares of the capital stock (the "Origen MHF Stock") of Origen MHF and all of the issued and outstanding shares of the capital stock (the "Origen Insurance Stock") of Origen Insurance.

      D. The Parties wish to cause the following mergers to occur upon compliance with the applicable provision (the "Delaware Statute") of the laws of the State of Delaware and the applicable provisions (the "Virginia Statute") of the laws of the State of Virginia: (i) the merger of Origen into the Company with the Company being the surviving entity (the "Company Merger"); (ii) the merger of Origen MHF into Company MHF with Company MHF being the surviving entity (the "MHF Merger"); and (iii) the merger of Origen Insurance into Company Insurance with Company Insurance being the surviving entity (the "Insurance Merger," and together with the Company Merger and the MHF Merger, the "Mergers").

      E. The Mergers are all subject to the terms and conditions of this Agreement and the Limited Liability Company Agreement.

      NOW, THEREFORE, for and in consideration of the foregoing Recitals, the mutual covenants and undertakings set forth below and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties agree as follows:

1. CERTAIN DEFINITIONS. For purposes of this Agreement, the following capitalized terms shall have the following meanings (other capitalized terms may be defined elsewhere in this Agreement):

      1.1. Affiliate of a person or entity means a person or entity that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first person or entity.

      1.2.  Assets means all of the assets and properties used in connection with or related to the Business, whether known or unknown, tangible or intangible, real or personal,
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            wherever situated, owned by Bingham or any of the Origen Entities or in which any of the Origen Entities has any right, title or interest. The Assets include, without limitation, the following:

            (a)   All cash and cash equivalents of the Business;

            (b) All furniture, fixtures and other fixed assets used in connection with or related to the Business, including, without limitation, the assets listed on the attached Schedule 1.2(b);

            (c) All goodwill and all other intangible assets associated with the Business;

            (d) All patents, patent applications, trademarks, trademark applications and registrations, trade names, service marks, service names, copyrights, copyright applications and registrations, commercial and technical trade secrets, engineering, production and other designs, drawings, specifications, formulae, technology, computer and electronic data processing programs and software, inventions, processes, know-how, confidential information, corporate and assumed names, and other proprietary property rights and interests used in connection with the operation of or related to the Business, including, without limitation, the items set forth on the attached Schedule 1.2(d) (collectively, the "Intellectual Property");

            (e) All sales and business records, all corporate records, personnel records of the Origen Entities' employees, credit records of Origen's customers, customer lists, advertising and promotional materials and all other books and records of every kind and nature used in connection with or related to the Business;

            (f) All equipment, machinery, office equipment and vehicles used in connection with the Business, including, without limitation, the assets listed on the attached Schedule 1.2(f);

            (g) All written personal property leases entered into by any of the Origen Entities (the "Personal Property Leases"), a complete list of which, together with a list of the assets subject to such leases, is set forth on the attached Schedule 1.2(g);

            (h) All oral or written contracts and agreements, other than the Personal Property Leases, entered into by any of the Origen Entities, including, without limitation, all contracts with dealers from whom MH Loans and Land/Home Loans have been or may hereafter be purchased by any of the Origen Entities, as well as all servicing agreements and all license agreements, sublicense agreements, extended warranty service agreements and other contracts relating to software licensed by any of the Origen Entities (the "General Contracts"). The attached
                  Schedule 1.2(h) contains a complete list of General Contracts, other than (i) dealer contracts that do not have terms materially different from the terms set forth in the form dealer contracts Origen has previously provided the Company, and (ii) contracts terminable by an Origen Entity upon 30 days or less notice,


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
                  with a current maturity of less than one year and requiring payments of less than $10,000 per year.

            (i) All transferable licenses, permits and authorizations held by any of the Origen Entities in connection with, or issued for the benefit of, the Business or the Assets, including, without limitation, those described on the attached Schedule 1.2(i) which are identified as transferable with an asterisk;

            (j) All third party warranties and claims for warranties relating to Business, the Assets or the Leased Personal Property, including, without limitation, those set forth on the attached
                  Schedule 1.2(j);

            (k) All leases and subleases for all land, buildings and improvements leased by any of the Origen Entities in connection with the Business, as described on the attached
                  Schedule 1.2(k) (the "Real Property Leases");

            (l) All options any of the Origen Entities may have to purchase any real property, as described on the attached Schedule 1.2(l);

            (m)   All of the accounts receivable of the Origen Entities;

            (n) All claims and rights concerning any litigation in which any of the Origen Entities is a claimant;

            (o) All right, title and interest of any of the Origen Entities in the Loans and the Loan Documents.

      1.3. Assumed Liabilities means all of the debts, liabilities and obligations of the Origen Entities and the Business, including any liability of Bingham related to the Business and all intercompany debt and obligations owing from any of the Origen Entities to Bingham or any of its Affiliates, other than the Excluded Liabilities.

      1.4.  Attendant Documents has the meaning set forth in Section 4.1 below.

      1.5.  Bingham Parties has the meaning set forth in Section 9.2 below.

      1.6. Board of Managers means the Company's Board of Managers as constituted pursuant to the Limited Liability Company Agreement.

      1.7. Business has the meaning set forth in the Recitals to this Agreement.

      1.8.  Closing has the meaning set forth in Section 8.1 below.

      1.9.  Closing Date has the meaning set forth in Section 8.1 below.

      1.10. Closing Deadline the meaning set forth in Section 8.1 below.

      1.11. COBRA means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

      1.12. Code has the meaning set forth in Section 4.16 below.


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      1.13. Company has the meaning set forth in the preamble to this Agreement.

      1.14. Company Effective Date means the date that the Company Merger becomes effective which will be the later of (a) the date that a certificate of merger covering the Company Merger is filed with the Secretary of State of Delaware and (b) the date a certificate of merger covering the Company Merger is filed with the Virginia State Corporation Commission.

      1.15. Company Entities means the Company and the Company Subsidiaries collectively, and Company Entity means any one of the Company Entities.

      1.16. Company Merger has the meaning set forth in the Recitals to this Agreement.

      1.17. Company Parties has the meaning set forth in Section 9.1 below.

      1.18. Company Subsidiaries has the meaning set forth in the preamble to this Agreement.

      1.19. Continued Employees has the meaning set forth in Section 6.9(a) below.

      1.20. Contracts means all of the General Contracts and the Personal Property Leases.

      1.21. Covenant has the meaning set forth in Section 8.2(b) below.

      1.22. Customary Loan Origination Practices means those practices, policies, requirements and standards generally and customarily applied and followed by each of Origen and Origen MHF as a prudent lender in connection with the origination of Loans conforming to the Underwriting Guidelines, and which are in all material respects legal and proper in the consumer loan origination business and in material compliance with the requirements of federal and state laws, rules and regulations applicable to each Loan, including without limitation and as applicable, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity and disclosure laws.

      1.23. Delaware Statute has the meaning set forth in the Recitals to this Agreement.

      1.24. Effective Dates means collectively the Company Effective Date, the MHF Effective Date and the Insurance Effective Date, and the Effective Date means the last of the Effective Dates to occur.

      1.25. Employee Benefit Plan has the meaning set forth in Section 4.16(c) below.

      1.26. Employees has the meaning set forth in Section 4.14 below.

      1.27. Employment Agreements has the meaning set forth in Section 7.1(n) below.

      1.28. Environmental Laws has the meaning set forth in Section 4.20(b) below.

      1.29. ERISA has the meaning set forth in Section 4.16 below.


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      1.30. Excluded Assets means those assets of Origen which after the Closing
            Origen must continue to own in order to originate Loans, service Loans, and retain its right to service Loans that are being serviced prior to the Closing.

      1.31. Excluded Liabilities means:

            (a) any liability or obligation of any Origen Entity or Bingham for any violation of the Environmental Laws arising from the operation of the Business prior to the Closing Date, including, without limitation, any fine or penalty arising from any permit violations;

            (b) any liability or obligation relating, in any way, to any action, suit, investigation or proceeding pending or threatened prior to the Closing Date (and in the case of Bingham and Origen pending or threatened prior to the Effective Date) against any of Bingham, the Origen Entities, the Business, the Assets or the Leased Personal Property, at law or in equity, before any federal, state, municipal or other governmental department, commission, board, agency, court or instrumentality, including, without limitation, those identified on the attached Schedule 4.12;

            (c) any liability or obligation of any of the Origen Entities or Bingham relating, in any way, to Taxes arising from income generated or events occurring prior to the Closing, or in the case of Bingham and Origen, prior to the Closing Date;

            (d) any and all brokerage fees payable by Origen or Bingham in connection with this Agreement and the transactions it contemplates; and

            (e) The obligations and liabilities of any Origen Entity and/or Bingham arising under this Agreement.

      1.32. Financial Statements has the meaning set forth in Section 4.17 below.

      1.33. Floorplan Loans means the floorplan loans which have been originated by Origen or Origen MHF, as specifically identified on the attached
            Schedule 1.33.

      1.34. Former Employees has the meaning set forth in Section 4.15(a) below.

      1.35. GAAP means generally accepted accounting principles, consistently applied.

      1.36. General Contracts has the meaning set forth in Section 1.2(h) above.

      1.37. Hazardous Materials has the meaning set forth in Section 4.20(a)(ii) below.

      1.38. Insurance Effective Date means the date that the Insurance Merger becomes effective which will be the date a certificate of merger covering the Insurance Merger is filed with the Virginia State Corporation Commission.

      1.39. Insurance Merger has the meaning set forth in the Recitals to this Agreement.

      1.40. Intellectual Property has the meaning set forth in Section 1.2(d) above.


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      1.41. Investment Agreement means that Investment Agreement dated July 20,
            2001 by and among Bingham, SUI TRS, Inc., the Shiffman Family LLC and Woodward Holding, LLC, as the same has been and may be amended.

      1.42. Knowledge, as it relates to Origen, Bingham or any of their Affiliates, means the actual knowledge of each of the individuals on the attached Schedule 1.42.

      1.43. Land/Home Contract means a fully amortizing installment loan agreement, retail installment sales contract or secured promissory note, and the related mortgage, deed of trust or security agreement, as may be applicable in the relevant jurisdiction and customarily used in that context, executed by an obligor and evidencing indebtedness originated in connection with Land/Home Loan financing.

      1.44. Land/Home Loan means an MH Loan made under a Land/Home Contract, secured by a mortgage on the obligor's real property and the Manufactured Home permanently affixed to it.

      1.45. Leased Personal Property has the meaning set forth in Section 4.5 below.

      1.46. Leased Property has the meaning set forth in Section 4.5 below.

      1.47. Leased Real Property has the meaning set forth in Section 4.8 below.

      1.48. Licenses has the meaning set forth in Section 4.6(a) below.

      1.49. Liens has the meaning set forth in Section 4.10 below.

      1.50. Limited Liability Company Agreement means the Limited Liability Company Agreement of the Company as it may be amended from time to time.

      1.51. Loan Documents means the documents required for each Loan in accordance with the Underwriting Guidelines and the Customary Loan Origination Practices, together with any additional documents and information delivered to Origen or Origen MHF in connection with the origination of a Loan.

      1.52. Loans means any one or more of the MH Loans, the Floorplan Loans, the Land/Home Loans originated by Origen or Origen MHF, or the Home Equity Loans.

      1.53. Manufactured Home means a unit of new or used manufactured residential housing consisting of a pre-fabricated manufactured unit affixed to a permanent foundation, or a mobile home (including all add-ons, attachments, improvements and accessions) which meets the requirements of Section 25(e)(10) of the Code, as amended. The term Manufactured Home includes each borrower's interest in each Manufactured Home and all improvements thereon, accessions and additions thereto, including all personal property used or useable in connection therewith, together with all rights pertaining thereto

      1.54. Material Adverse Effect means a material adverse effect on the Origen Entities, the Business, the Assets, the Leased Property and the Loans, taken as a whole.


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      1.55. Mergers has the meaning set forth in the Recitals to this Agreement.

      1.56. Merger Certificates has the meaning set forth in Section 8.2(a) below.

      1.57. MH Contract means a fully amortizing installment loan agreement, retail installment sales contract or secured promissory note and security agreement, as may be applicable in the relevant jurisdiction and customarily used in that context, executed by an obligor and evidencing indebtedness originated in connection with the financing of a Manufactured Home.

      1.58. MH Loan means a loan originated under an MH Contract, secured by a first lien on the obligor's Manufactured Home, but not by real property.

      1.59. MHF Effective Date means the date that the MHF Merger becomes effective which will be the later of (a) the date that a certificate of merger covering the MHF Merger is filed with the Secretary of State of Delaware and (b) the date a certificate of merger covering the MHF Merger is filed with the Virginia State Corporation Commission.

      1.60. MHF Merger has the meaning set forth in the Recitals to this Agreement.

      1.61. Missing Adjustments/Footnotes has the meaning set forth in Section
            4.7 below.

      1.62. Most Recent Balance Sheet has the meaning set forth in Section 4.17 below.

      1.63. Origen has the meaning set forth in the preamble to this Agreement.

      1.64. Origen Business has the meaning set forth in the Recitals to this Agreement.

      1.65. Origen Entities means Origen and the Origen Subsidiaries, collectively and Origen Entity means any one of the Origen Entities.

      1.66. Origen Insurance has the meaning set forth in the Recitals to this Agreement.

      1.67. Origen Insurance Business means Origen Insurance's Business of providing, as agent, various insurance products to customers of Origen and Origen MHF.

      1.68. Origen Insurance Stock has the meaning set forth in the Recitals to this Agreement.

      1.69. Origen MHF has the meaning set forth in the Recitals to this Agreement.

      1.70. Origen MHF Business means Origen MHF's business of originating MH Loans, Land/Home Loans and Floorplan Loans to Alabama and Texas residents.

      1.71. Origen MHF Stock has the meaning set forth in the Recitals to this Agreement.

      1.72. Origen Properties has the meaning set forth in Section 4.20(a) below.

      1.73. Origen Stock has the meaning set forth in the Recitals to this Agreement.


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      1.74. Parties means Bingham, the Origen Entities and the Company Entities collectively, and Party means any one of the Parties.

      1.75. Permitted Liens mean all Liens that are (a) disclosed in any title reports, opinions, or insurance binders delivered or made available to the Company prior to the execution of this Agreement, (b) for taxes not delinquent, or being contested in good faith; (c) not delinquent and are created by statute in connection with workers' compensation, unemployment insurance, social security and similar statutory obligations; (d) rights of parties lawfully in possession of the applicable party, and (e) any other defect, exception to title, or easement or claim of easement which in all cases does not materially impair the use, operation or value of the property to which it relates, in each case as are set forth on the attached
            Schedule 1.75.

      1.76. Personal Property Leases has the meaning set forth in Section 1.2(g) above.

      1.77. Pledge Agreement has the meaning set forth in Section 9.9 below.

      1.78. Post Closing Agreement has the meaning set forth in Section 7.1(f) below.

      1.79. Related Expenses has the meaning set forth in Section 9.1(e) below.

      1.80. Subsequent Financial Statements has the meaning set forth in Section
            4.17 below.

      1.81. Tax means any federal, state, province, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      1.82. Tax Return means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      1.83. Third Party Claim has the meaning set forth in Section 9.1(d) below.

      1.84. 2000 Financial Statements has the meaning set forth in Section 4.17 below.

      1.85. Underwriting Guidelines means the Origen Financial, Inc. Guidelines for Underwriting Loans in effect at the time each of the applicable Loans were underwritten. For purposes of this Agreement, the term "Underwriting Guidelines" shall include Portal, Origen's credit scoring model.

      1.86. Virginia Statute has the meaning set forth in the Recitals to this Agreement.

2.    MERGERS.

      2.1. Company Merger. Upon compliance with the applicable provisions of the Delaware Statute and the Virginia Statute, on the Company Effective Date, Origen will be merged with and into the Company. Upon the Company Merger, the separate existence of Origen will cease and the Company will continue to exist as


                                       8
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            the surviving entity. The Company will succeed to and possess all of the property (real, personal and mixed), rights, privileges, immunities, powers, purposes and franchises, and will be subject to all the obligations, restrictions and liabilities, of Origen, all without further act or deed and all as more fully set forth in the Delaware Statute and the Virginia Statute.

      2.2. MHF Merger. Upon compliance with applicable provisions of the Delaware Statute and the Virginia Statute, on the MHF Effective Date, Origen MHF will be merged with and into Company MHF. Upon the MHF Merger, the separate existence of Origen MHF will cease and Company MHF will continue to exist as the surviving entity. Company MHF will succeed to and possess all the property (real, personal and mixed), rights, privileges, immunities, powers, purposes and franchises, and will be subject to all the obligations, restrictions and liabilities, of Origen MHF, all without further act or deed, and all as more fully set forth under the Delaware Statute and the Virginia Statute.

      2.3. Insurance Merger. Upon compliance with applicable provisions of the Virginia Statute, on the Insurance Effective Date, Origen Insurance will be merged with and into Company Insurance. Upon the Insurance Merger, the separate existence of Origen Insurance will cease and Company Insurance will continue to exist as the surviving entity. Company Insurance will succeed to and possess all the property (real, personal and mixed), rights, privileges, immunities, powers, purposes and franchises, and will be subject to all the obligations, restrictions and liabilities, of Origen Insurance, all without further act or deed, and all as more fully set forth under the Virginia Statute.

3.    PROVISIONS OF PLANS OF MERGER.

      3.1. Governing Documents. The certificates of formation, articles of organization, limited liability company agreements and operating agreements, as applicable, of the Company, Company MHF and Company Insurance, in effect immediately before the Mergers, will continue in full force and effect after the Mergers until amended as provided by law or in accordance with their respective terms.

      3.2.  Conversion of Security on Mergers.

            (a) On the Company Effective Date, all of the outstanding Origen Stock, including treasury stock, will be cancelled and all of the outstanding Origen Stock will be exchanged for 200,000 Series A Units of membership interest in the Company. Immediately upon the Company Merger becoming effective, the equity interest of the shareholder of Origen, as shareholder of Origen, will be extinguished and the shareholder's sole right will be to receive the consideration described in this section.

            (b) On the MHF Effective Date, all of the outstanding Origen MHF Stock, including treasury stock, will be cancelled all of and the outstanding Origen MHF Stock will be exchanged for a 100% membership interest in Company MHF. Immediately upon the MHF Merger becoming effective, the equity interest of the shareholder of Origen MHF, as shareholder of Origen MHF, will be extinguished and the shareholder's sole right will be to receive the consideration described in this section.


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
            (c) On the Insurance Effective Date, all of the outstanding Origen Insurance Stock, including treasury stock, will be cancelled and all of the outstanding Origen Insurance Stock will be exchanged for a 100% membership interest in Company Insurance. Immediately upon the Insurance Merger becoming effective, the equity interest of the shareholder of Origen Insurance, as shareholder of Origen Insurance, will be extinguished and the shareholder's sole right will be to receive the consideration described in this section.

      3.3.  MANAGEMENT.

            (a) The officers and the Board of Managers of the Company immediately before the Company Merger will be the initial officers and Board of Managers of the Company after the Merger, in each case until their successors are duly elected or appointed and qualified pursuant to the Limited Liability Company Agreement.

            (b) The manager of Company MHF immediately before the MHF Merger will be the initial manager of Company MHF after the MHF Merger until his successor is duly elected or appointed and qualified pursuant to the limited liability company agreement governing Company MHF.

            (c) The manager of Company Insurance immediately before the Insurance Merger will be the initial manager of Company Insurance after the Insurance Merger until his successor is duly elected or appointed and qualified pursuant to the limited liability company agreement or operating agreement governing Company Insurance.

4. REPRESENTATIONS AND WARRANTIES OF ORIGEN AND BINGHAM. Origen and Bingham, jointly and severally, represent, warrant and covenant the following to the Company, as of the date of this Agreement, as of the Closing Date, and, where applicable, in the case of Bingham and Origen, as of the Effective Date, with the knowledge and expectation that, in agreeing to enter into this Agreement, the Company is completely relying on, and in connection with the consummation of the transactions contemplated in this Agreement, will completely rely on, such representations, warranties and covenants:

      4.1.  Good Standing and Authority.

            (a) Each of Origen, Origen MHF and Origen Insurance is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Each Origen Entity is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it is required to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect. Each of Origen and Origen MHF is and has at all times it held Loans been duly licensed and qualified in any state where the related collateral is or was located if the laws of that state require licensing or qualification in order to conduct business of the type conducted therein by Origen or Origen MHF, as the case may be, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. Each such jurisdiction is listed on the attached
                  Schedule 4.1. Each Origen Entity has all requisite corporate power and authority to enter into this Agreement and any and all documents contemplated in this Agreement (the "Attendant Documents")


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
                  to which it is a party and to consummate the transactions contemplated in this Agreement and the Attendant Documents. This Agreement and all of the Attendant Documents to which an Origen Entity is or will be a party, and the consummation of the transactions contemplated in this Agreement and the Attendant Documents, have been, or before the Closing Date will be, duly authorized and approved by each Origen Entity's board of directors and sole shareholder and all other necessary and proper corporate action on the part of each Origen Entity, in accordance with applicable law and its charter and bylaws. This Agreement, and all of the Attendant Documents to which an Origen Entity is a party, when executed and delivered, will constitute legal, valid and binding obligations of such Origen Entity enforceable against it in accordance with their respective terms.

            (b) Bingham is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Bingham has all requisite power and authority to enter into this Agreement and the Attendant Documents to which it is a party and to consummate the transactions contemplated in this Agreement and the Attendant Documents to which it is a party. This Agreement and all of the Attendant Documents to which Bingham is or will be a party, and the consummation of the transactions contemplated in this Agreement, have been, or before the Closing Date will be, duly authorized and approved by Bingham's board of directors and shareholders and all other necessary and proper corporate action on the part of Bingham, in accordance with applicable law and Bingham's charter and bylaws. This Agreement, and all of the Attendant Documents to which Bingham is or will be a party, when executed and delivered, will constitute legal, valid and binding obligations of Bingham enforceable against it in accordance with their respective terms.

      4.2. Assets. The Assets, together with the Leased Property, constitute all of the assets used in connection with, and are all of the assets that are necessary for, the operation of the Business. The attached
            Schedule 1.2(b) contains a true and complete list of all material furniture, fixtures and fixed assets used in connection with the operation of the Business, other than the Leased Personal Property. The attached Schedule 1.2(f) contains a true and complete list of all material equipment used in connection with the operation of the Business, other than the Leased Personal Property.

      4.3. Intellectual Property. The attached Schedule 1.2(d) contains a true and complete list of all Intellectual Property that is used in any material manner or held for use in connection with the operation of, or which is related in any material manner to, the Business. Except as set forth on the attached Schedule 4.3, Origen and the Origen Subsidiaries have the complete and unrestricted right to use and own, has good and marketable title to and has the exclusive right to assign its entire right, title and interest in and to all of the Intellectual Property, and each item of the Intellectual Property is in full force and effect. The items comprising the Intellectual Property are the only proprietary property used or necessary in connection with the Business as presently or historically conducted. Except as set forth on the attached Schedule 4.3, there has been no infringement, misappropriation or misuse of any of the Intellectual Property or any other proprietary information related to the Business. To the Knowledge of Bingham and Origen, there is no claim (or basis for a claim) against any Origen Entity or

            Bingham that any of such companies has infringed or is infringing on any patent, trademark, trade name, copyright or other proprietary or intellectual property right of any third party or that any of such companies is illegally using the trade secrets or property rights of any third party.

      4.4. Contracts. The attached Schedules 1.2(g) and 1.2(h) identifies all of the Contracts, true and complete copies of all of which have been delivered to the Company. Except as set forth on the attached
            Schedule 4.4, all of the Contracts were entered into in the ordinary course of business. Except as set forth on the attached Schedule 4.4, (a) each applicable Origen Entity has complied in all material respects with the provisions of each Contract and is not in default under any Contract, and (b) to the Knowledge of Origen and Bingham, no party to any Contract has failed to comply in any material respect with, or is in default under, the provisions of any Contract.

      4.5. Leased Assets. The attached Schedule 1.2(g) contains a true and complete list of all personal property covered under the Personal Property Leases (collectively, "Leased Personal Property", and together with the Leased Real Property, "Leased Property"). The Origen Entities are the exclusive users of all of the Leased Personal Property and all of the Leased Personal Property is located at the Leased Real Property. Except for the Leased Personal Property, there is no personal property which is leased and which is used in connection with the operation of the Business.

      4.6.  Permits and Licenses.

            (a) The attached Schedule 1.2(i) lists all governmental franchises, permits, licenses or other authorizations held by the Origen Entities in connection with the Business, the Assets or the Leased Property ("Licenses"), true and complete copies of all of which have been delivered to the Company. Except as set forth on the attached Schedule 4.6(a), all of the Licenses are in full force and effect. Except as set forth on the attached Schedule 4.6(a), and except where the failure to obtain any such permit, license, franchise or other authorization would not have a Material Adverse Effect, the Origen Entities have obtained all permits, licenses, franchises and other authorizations necessary or desirable with respect to, and have complied in all material respects with all laws applicable to, the operation of the Business, the ownership of the Assets or the lease of the Leased Property, and none of the Origen Entities has engaged in any activity which would cause revocation or suspension of any such permit, license, franchise or authorization. Except as set forth on the attached Schedule 4.6(a), no action or proceeding looking to or contemplating the revocation or suspension of any such permits, licenses, franchises or authorizations is pending or, to the Knowledge of Origen or Bingham, threatened.

            (b) Each of Origen and Origen MHF is licensed for the conduct of its respective business of mortgage lending, indirect consumer lending, direct (retail) consumer lending and loan servicing in each of those states listed in the attached Schedule 4.6(b), subject to the limitations or comments contained in
                  Schedule 4.6(b). Origen is an approved FNMA
                  Originator/Servicer, under FNMA license number 24250-000-8. Origen has been approved as an Investing Mortgagee by the Federal Housing Administration of the U.S. Department of Housing and Urban

                  Development. Neither Origen nor Origen MHF (i) is in breach of any contract for the sale or servicing of mortgage loans or mortgage loan servicing rights or for the servicing of mortgage loans to which it is a party; or (ii) is a party to or has received notice that it is to be made a party to any legal or regulatory action by any state or federal agency or any private party, the adverse outcome of which might have a Material Adverse Effect.

      4.7. Real Property Owned. No Origen Entity owns any real property, nor has any Origen Entity ever owned any real property. No Origen Entity is a party to any agreement pursuant to which it is obligated to purchase any real property.

      4.8. Real Property Leased. The attached Schedule 1.2(k) lists and briefly describes all real properties leased or subleased to an Origen Entity or Bingham for use in connection with the operation of the Business (the "Leased Real Property"). Origen has delivered to the Company true, correct and complete copies of the leases and subleases listed on the attached Schedule 1.2(k). Except as set forth on the attached Schedule 4.8, with respect to each such lease or sublease:

            (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

            (b) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

            (c) no Origen Entity nor, to the Knowledge of Origen and Bingham, no other party to the lease or sublease is in breach or default, and with respect to Bingham and any Origen Entity, no event has occurred, and with respect to any other party thereto, to the Knowledge of Origen and Bingham, no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the lease or sublease;

            (d) no party to the lease or sublease has repudiated any of its provisions;

            (e) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

            (f) Neither Bingham nor any Origen Entity, as the case may be, has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered all or any portion of its interest in the leasehold or subleasehold;

            (g) all facilities leased or subleased under the lease or sublease have been operated and maintained in material compliance with applicable laws, rules and regulations;

            (h) all facilities leased or subleased under the lease or sublease are supplied with utilities and other services necessary for the operation of such facilities; and

            (i) all facilities leased or subleased under the lease or sublease are in good operating condition, and would not, with ordinary wear and tear, require major repair or replacement during the remainder of the lease term.

            Except as set forth on the attached Schedule 4.8, no property insurer or similar body has made any recommendations with respect to any parcel of Leased Real Property which have not been complied with in all material respects, and all structures on the Leased Real Property meet all qualifications for "highly protected risk" classification for fire insurance purposes.

      4.9. Loans, Notes and Accounts Receivable. The attached Schedule 4.9 contains a true and complete list of all Loans and any other notes and accounts receivable of the Origen Entities as of November 29, 2001. At the Closing, Origen shall deliver to the Company a true and complete list of all Loans and other notes and accounts receivable of the Origen Entities as of five business days prior to the Closing Date. Except as set forth on the attached Schedule 4.9, all Loans and other notes and accounts receivable of the Origen Entities are reflected properly on its books and records, arose from bona fide transactions in the ordinary course of business, are valid receivables subject to no setoffs or counterclaims, are current and collectible and will be collected in substantial accordance with their terms and at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with GAAP.

      4.10. Liens. Except as set forth on the attached Schedule 4.10 and except for Permitted Liens, an Origen Entity or Bingham owns and has good, marketable and unencumbered title to, or an unencumbered interest in, each item comprising the Assets, free and clear of any and all title defects, judgments, objections, security interests, liens, charges, liabilities, rights of redemption, options, mortgages, easements, restrictions, reservations, tenancies, agreements or other obligations or encumbrances of any nature whatsoever (collectively, "Liens").

      4.11. Good Condition. Except as set forth in the attached Schedule 4.11, all facilities used in connection with the operation of the Business, all of the Assets and all of the Leased Personal Property are currently operating for their respective intended uses and need no major repairs.

      4.12. Litigation. Except as set forth on the attached Schedule 4.12, there are no actions, suits or proceedings pending and, to the Knowledge of Origen and Bingham, there are no actions, suits, investigations or proceedings threatened against any of the Origen Entities, the Business, the Assets or the Leased Property, at law or in equity, before any federal, state, municipal or other governmental department, commission, board, agency, court or instrumentality which could affect any of the Origen Entities, the Business, the Assets or the Leased Property in any way. Except as set forth on the attached Schedule 4.12, no Origen Entity is in default with respect to or in violation of any order, writ, injunction or decree of any court or other governmental department, commission, board, agency or instrumentality affecting the Origen Entities, the Business, the Assets or the Leased Property.

      4.13. Business Practices and Compliance with Applicable Laws and Regulations. Except as set forth on the attached Schedule 4.13:

            (a) The Origen Entities have complied in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements imposed by any governmental authority applicable to them, including without limitation, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity and disclosure laws, in connection with the operation the Business, the ownership of the Assets or the lease of the Leased Property.

            (b) The servicing and collection practices of Origen and Origen MHF have been in all material respects legal, proper and prudent and have met customary industry standards applicable to similar loans.

            (c) The Loans were originated by Origen and Origen MHF in the regular course of business in accordance with Customary Loan Origination Practices, and comply and conform in all material respects with the Underwriting Guidelines.

            (d) No fraudulent acts were committed by Origen, Origen MHF or their Affiliates in connection with the origination of any Loan.

      4.14. Employees. The attached Schedule 4.14 contains a complete and accurate list of the Origen Entities' current employees as of October 15, 2001 (the "Employees") and, with respect to each Employee, his or her salary or hourly rate currently in effect, annual bonuses (last paid or payable), if any, any other fringe benefits or incentive paid or payable to him or her, including vacation accruals. Except as set forth on the attached Schedule 4.14, all such Employees are actively at work, and no such Employee is currently on leave of absence, layoff, military leave, suspension, sick leave, workers' compensation, salary continuance or short or long term disability or otherwise not actively performing his or her work during all normally scheduled business hours.

      4.15. Employee Relations.

            (a) Except as set forth on the attached Schedule 4.15, there are no written or oral collective bargaining or other employment agreements or understandings with or affecting any Employee. Except as set forth on the attached Schedule 4.15, hours worked by, and payments made to, all Employees and, to the Knowledge of Origen and Bingham, former employees of the Origen Entities ("Former Employees"), have been in material compliance with the Fair Labor Standards Act and other applicable federal, state and local laws.

            (b) Except as set forth on the attached Schedule 4.15, as of the Closing Date and the Effective Date, all payments determined to be due from the Origen Entities on account of any Employee's or Former Employees' work, health or welfare insurance, under any agreement, whether oral or written, will have been paid or properly accrued on the Financial Statements (or incurred in the ordinary course of the Origen Entities' business since the date of the Most Recent Balance Sheet).

            (c) Except as set forth on the attached Schedule 4.15, there are no vacation monies or rights to time off which have been earned by any Employee or Former Employee under any agreement, whether oral or written, that have not been paid or properly accrued on the Financial Statements (or incurred in the ordinary course of the Origen Entities' business since the date of the Most Recent Balance Sheet), nor are there any severance payments which could become payable by the Origen Entities under the terms of any oral or written agreement or commitment.

            (d) Except as disclosed pursuant to Section 4.16 below, the Origen Entities have no liability with respect to any pension, profit sharing, retirement or similar plan, or other employee benefit plan.

            (e)   Except as set forth on the attached Schedule 4.15:

                  (i) there is no unfair labor practice charge or complaint concerning the Origen Entities or any Employee or Former Employee pending before any governmental agency in any jurisdiction in which the Origen Entities conduct business;

                  (ii) there is no labor strike or slowdown, work stoppage, lockout or other collective labor action actually pending or, to the Knowledge of Origen and Bingham, threatened against or affecting the Business, and the Origen Entities have not experienced any strike or slowdown, work stoppage, lockout or other collective labor action in connection with their business by or with respect to any Employees or Former Employees;

                  (iii) there is no representation claim or petition concerning
                        Business or any Employee or Former Employee pending before any governmental agency in any jurisdiction in which the Origen Entities conduct business, and no question concerning representation exists relating to the Employees;

                  (iv) there are no charges with respect to or relating to the Business pending before the Equal Employment Opportunity Commission or any agency in any jurisdiction in which the Origen Entities conduct business responsible for the prevention of unlawful employment practices;

                  (v) none of the Origen Entities has received formal notice from any governmental agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of the Origen Entities and no such investigation is currently in progress; and

                  (vi) to the Knowledge of Origen and Bingham, no key Employee or group of Employees has any plans to terminate employment with the Origen Entities prior to or after the Effective Date.

      4.16. Employee Benefits. Except as disclosed on the attached Schedule 4.16, none of the Origen Entities maintains or is a party to, bound by or a contributor to, or required to contribute to, (a) any employee pension benefit plans whether or not qualified under
            Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), (b) any employee welfare benefit plans, or (c) any other compensation, fringe or welfare plan or program, policy, understanding or arrangement providing plan benefits or welfare, with respect to its employees or employees of others (collectively, the "Employee Benefit Plans"). As used in this Section 4.16, the terms "employee pension benefit plan" and "employee welfare benefit plan" have the respective meanings assigned to such terms in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). No Employee Benefit Plan is (and none of the Origen Entities has any liability with respect to any plan that is) (i) subject to the minimum funding requirements of ERISA or the Code,
            (ii) a "multiemployer plan" (as defined in Section 3(37) of ERISA),
            (iii) a multiple-employer plan within the meaning of Section 413 of the Code, or (iv) an employee welfare benefit plan or plan providing welfare-type benefits to current or future retirees or current or future former employees (or their spouses or dependents) other than as required by COBRA or any other state continuation coverage law. Each Employee Benefit Plan that is an employee pension benefit plan now meets, and since its inception has met, in form and operation, the requirements of a tax-qualified plan under Section 401(a) of the Code, and the Internal Revenue Service has issued a favorable determination letter with respect to the tax-qualified status of such plan. Each Employee Benefit Plan has been maintained, administered and funded in material compliance with all applicable laws and regulations, including, without limitation, the Code and ERISA. There are no actions, suits, or claims (other than routine undisputed claims for benefits) pending or, to the Knowledge of Origen and Bingham, threatened against or with respect to any Employee Benefit Plan. With respect to each Employee Benefit Plan, all required government filings and disclosures have been timely made and are true, correct and complete in all material respects, and no prohibited transaction or other act or omission has occurred which has resulted in, or could reasonably be expected to result in, the imposition of an excise tax or other penalty, including, without limitation, any penalties under ERISA or the Code. No Origen Entity is now or has been a member of: (i) a controlled group of corporations as defined in Section 414(b) of the Code; (ii) a group of trades or businesses under common control as defined in Section 414(c) of the Code; (iii) an affiliated service group as defined in
            Section 414(m) of the Code; (iv) a group of businesses referred to in Section 414(o) of the Code; (v) a group of trades or businesses under common control as defined in Section 4001(b) of ERISA; or (vi) any other group under the law, rules or regulations of a foreign country similar to (i) through (v). Origen has provided to the Company true and correct copies of all current and prior material documents pursuant to which the Employee Benefit Plans are maintained, administered and funded, as well as the most recent Internal Revenue Service determination letters.

      4.17. Financial Information. Set forth on the attached Schedule 4.17 are:
            (a) the audited consolidated balance sheets of Bingham and the Origen Entities as of December 31, 2000 (collectively, the "Most Recent Balance Sheet") and the related unaudited statements of income cash flow, and notes thereto, for the year then ended (collectively, the "2000 Financial Statements"); and (b) the unaudited consolidated balance sheets of Bingham and the Origen Entities as of September 30, 2001 and the related unaudited statements of income cash flow, and notes thereto, for the three-month period then ended (collectively, the "Subsequent Financial Statements", and together with the 2000 Statements, the "Financial Statements"). All of the Financial Statements (i) are true, correct and complete in all material respects; (ii) have been prepared in accordance with GAAP; and (iii) present fairly the financial condition, results of operation and cash flows of the Origen Entities as of the dates and for the periods indicated; subject, in the case of the Subsequent Financial Statements only, to normal year-end adjustments consistent with past practices and the absence of footnotes (the "Missing Adjustments/Footnotes"). Except to the extent disclosed on the attached Schedule 4.17, the Missing Adjustments/Footnotes, if presented in the Subsequent Financial Statements, would not differ materially from those included in the 2000 Financial Statements. The Financial Statements and the attached Schedule 4.18 make substantially full and adequate provision for all obligations, liabilities or commitments, whether fixed or contingent, and doubtful accounts receivable of the Origen Entities.

      4.18. No Undisclosed Liabilities. Except as and to the extent set forth on the attached Schedule 4.18 or reflected in the Financial Statements, and except for current liabilities incurred by the Origen Entities in connection with the operation of or with respect to the Business in the ordinary course since the date of the Most Recent Balance Sheet, Bingham and the Origen Entities have no debts, liabilities or obligations of any nature or kind (whether absolute, accrued, contingent, unliquidated or otherwise, whether Origen or Bingham have any Knowledge thereof, whether due or to become due and regardless of when asserted) arising out of transactions entered into, at or prior to the Closing or the Effective Date, or any action or inaction at or prior to the Closing or the Effective Date, or any state of facts existing at or prior to the Closing or the Effective Date that could result in a Material Adverse Effect.

      4.19. Tax Matters. Except as set forth on the attached Schedule 4.19, proper and accurate amounts have been and will be withheld by the Origen Entities from the Employees for federal and state tax purposes and properly deposited in appropriate accounts, for all periods up to and through the Effective Date in full and complete compliance with the tax withholding, deposit and payment provisions of applicable federal, state and local laws. Except as set forth on the attached Schedule 4.19, the Origen Entities or Bingham have filed all federal, state and local, as well as other Tax Returns that were required to be filed for all periods for which returns were due up to and through the Effective Date, and the Origen Entities or Bingham have made timely payments of all Taxes shown to be due and payable in respect of such Tax Returns. To the Knowledge of Origen and Bingham, all such Tax Returns are true, correct and complete in all material respects and no penalties or interest will be asserted by any taxing authority arising out of a late payment of Taxes. Except as set forth on the attached Schedule 4.19, none of the Origen Entities owes any deficiency for any Taxes, and no Tax Returns are presently under audit or examination by any federal, state or local tax authority, and no adjustments have been proposed or asserted by the Internal Revenue Service or any other agency in respect of any liability for Taxes arising out of or relating to such Tax Returns.

      4.20. Environmental Matters.

            (a) There is not now, nor has there ever been, any disposal, release or threatened release of Hazardous Materials by any of the Origen Entities (or, to the Knowledge of Origen and Bingham, by any other party) on, from or under properties now or ever owned, leased or operated by any of the Origen Entities or any subsidiary, Affiliate or predecessor in interest of the Origen Entities (the "Origen Properties"). There has not been generated by or on behalf of any of the Origen Entities any Hazardous Material. No Hazardous Material has been disposed of or allowed to be disposed of, from, on or off any of the Origen Properties during the period that any of the Origen Entities owned, leased or operated the Origen Properties which may, to the Knowledge of Origen and Bingham, give rise to a clean-up responsibility, personal injury liability or property damage claim against any of the Origen Entities or any of them being named a potentially responsible party for any such clean-up costs, personal injuries or property damage or create any cause of action by any third party against any of the Origen Entities. For purposes of this subsection:

                  (i) the terms "disposal," "release," and "threatened release" shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and

                  (ii) the term "Hazardous Material" means any hazardous or toxic substance, material or waste or pollutants, contaminants, gasoline, oil, diesel fuel, petroleum products or fractions thereof, or asbestos containing material which is or becomes regulated by any governmental authority in any jurisdiction in which any of the Origen Properties are located. The term "Hazardous Material" also includes without limitation any material or substance which is (A) defined as a "hazardous waste" or a "hazardous substance" under applicable law; (B) designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act, as amended, (C) defined as a "hazardous waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, as amended, or (D) defined as a "hazardous substance" pursuant to Section 101 of CERCLA.

            (b) None of the Origen Properties is (or with respect to previously-owned Origen Properties was at the time of disposition) in violation of any law (or with respect to previously-owned Origen Properties, laws in effect at the time of disposition) relating to the environmental conditions on, under or about Origen Properties ("Environmental Laws"), including without limitation soil and ground water condition, and there are (or at the time of disposition were) no underground tanks or relating piping, conduits or related structures. During the period that any of the Origen Entities owned, leased or operated the Origen Properties, none of the Origen Entities has, and to the Knowledge of Origen and Bingham, no third party has, used, generated, manufactured or stored on, under or about Origen Properties or transported to or from Origen Properties any Hazardous Materials except in compliance with applicable law, and there has been no litigation brought, or to the Knowledge of Origen and Bingham, threatened against any of the Origen Entities or any settlement reached by any of the Origen Entities with any third party or third parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of Origen Properties.

      4.21. Consents, Approvals and Authorizations.

            (a) Except as set forth on the attached Schedule 4.21(a), no consent, approval or authorization of, or designation, declaration or filing with, or notice to, any governmental authority, or any lenders, lessors, creditors, shareholders or others, is required on the part of the Origen Entities or Bingham in connection with the valid execution and delivery of this Agreement and the Attendant Documents or the consummation of the transactions contemplated in this Agreement and the Attendant Documents that, if not obtained, performed or given, would cause a Material Adverse Effect.

            (b) The attached Schedule 4.21(b) sets forth those consents, approvals, authorizations, designations, declarations, filings and notices that, if not obtained, performed or given before the Closing or the Effective Date, would cause a Material Adverse Effect. Prior to the Closing or, at the election of the Company, prior to the Effective Date, Origen and Bingham shall properly obtain, perform or give all of the consents, approvals, authorizations, designations, declarations, filings and notices set forth on the attached Schedule 4.21(b), and as of the Closing, or, at the election of the Company, as of the Effective Date, Origen and Bingham shall have given the Company adequate evidence of all such consents, approvals, authorizations, designations, declarations, filings and notices.

      4.22. Insurance. Except as set forth on the attached Schedule 4.22, the Origen Entities, through Bingham, have maintained and now maintain insurance with respect to the Assets, Leased Property and the Business, covering property damage by fire or other casualty, and against such liabilities, claims and risks, including, without limitation, workers compensation, and in such amounts as is customary or appropriate in the industry. The attached Schedule 4.22 contains a true and correct summary of all such insurance policies maintained by the Origen Entities, presently or at any point during the last five years, setting forth the names of the insured and the insurer, policy numbers, the types of coverage, premium payments or basis of payment, deductible amounts and limits of coverage. Except as set forth on the attached Schedule 4.22, no such policy of insurance is subject to any deductible, self-insured retention, retrospective rating agreement, indemnification agreement or any other method or device by which the insured person is subject to all or any part of the liability for any or all claims. Prior to the execution of this Agreement, the Origen Entities have delivered to the Company true, correct and complete copies of all such insurance policies. Except as set forth in the attached Schedule 4.22, all such insurance policies will be in full force and effect through the Closing and the Effective Date. Except as set forth on the attached
            Schedule 4.22, there is no state of facts and no event has occurred forming the basis for any present property, casualty or fidelity claim against the Origen Entities which is not fully covered by insurance. The attached Schedule 4.22 contains loss runs for the last five years setting forth all property, general and products liability and workers compensation claim activity against the Business, including the date and place of the occurrence, the claimant's name, reserves, amounts paid, a brief description of the incident and whether the claim is open or closed. Except as set forth on the attached Schedule 4.22, neither Origen nor Bingham has any Knowledge of any occurrence, circumstance, or event which could reasonably be expected to result in any such claim.

      4.23. Recent Conduct of Business; Interim Operations. Except as set forth on the attached Schedule 4.23, since the date of the Most Recent Balance Sheet, there has not been a Material Adverse Effect. Except as set forth on the attached Schedule 4.23, since the date of the Most Recent Balance Sheet, Bingham and Origen have caused the Business to be conducted only in the ordinary course.

            Except as set forth on the attached Schedule 4.23, since the date of the Most Recent Balance Sheet, neither Bingham nor any Origen Entity has:

            (a) made or incurred any capital expenditures with respect to the Business in excess of $50,000 in any one transaction or series of similar transactions;

            (b)   entered into any purchase order in excess of $10,000;

            (c) paid or declared any dividends or other distributions (except for payment of indebtedness) to any of their shareholders;

            (d) sold or transferred any of the Assets, other than inventories in the ordinary course of business;

            (e)   terminated or amended any material General Contract;

            (f) issued or redeemed, or agreed to issue or redeem any shares of their capital stock, or granted any other options, rights or other entitlements in respect of shares of their capital stock;

            (g) subjected any of the Assets or any of the Leased Personal Property to, or permitted any of the Assets or any of the Leased Personal Property to become subject to, any Lien other than in the ordinary course; or

            (h) entered into any agreement or commitment, whether written or oral (other than this Agreement or any arrangement provided for or contemplated in this Agreement), to take any of the types of action described in subsection (a) through (g) of this Section 4.23.

      4.24. Non-Violative Agreement. Neither the execution and delivery of this Agreement and the Attendant Documents to which the Origen or Bingham is a party nor the consummation of the transactions contemplated in this Agreement and the Attendant Documents will conflict with, result in the breach or violation of or constitute a default under the terms, conditions or provisions of any the charter or bylaws of any of the Origen Entities or Bingham, or, subject to obtaining the consents set forth in Schedule 4.21(b), any other agreement or instrument to which any of the Origen Entities or Bingham is a party, or by which any of the Origen Entities or Bingham may be bound or to which any of the Origen Entities or Bingham may be subject.

      4.25. Brokerage or Finder's Fee. No broker, finder, agent or similar intermediary has acted for or on behalf of Origen or Bingham in connection with this Agreement or the transactions contemplated hereby and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Origen or Bingham or any action taken by Origen or Bingham.

      4.26. Disclosure. No representation or warranty by Origen or Bingham contained in this Agreement and no statement by Origen or Bingham contained in any of the Attendant Documents or any other certificate or instrument to be furnished at Closing, either pursuant to this Agreement or in connection with the transactions contemplated in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact.

      4.27. Capitalization. Origen has one class of capital stock, common stock, no par value per share. Each of Origen MHF and Origen Insurance has one class of capital stock, common stock, $0.01 par value per share. The attached Schedule 4.27 sets forth the number of authorized and the number of issued and outstanding shares of common stock of each of the Origen Entities. Schedule 4.27 also identifies all of the Origen Entities' shareholders, and with respect to each such shareholder, identifies the number of issued and outstanding shares of stock of such Origen Entity owned by such shareholder. All of the issued and outstanding shares of Origen Stock, all of the issued and outstanding shares of Origen MHF Stock and all of the issued and outstanding shares of Origen Insurance Stock have been duly authorized and validly issued, are fully paid and non-assessable and were issued by Origen, Origen MHF and Origen Insurance, respectively, without violating any requirements of law. Except as set forth on the attached Schedule 4.27, there are no preemptive or first refusal rights to purchase or otherwise acquire shares of the Origen Stock, Origen MHF Stock or Origen Insurance Stock pursuant to their respective charters or bylaws or by agreement or otherwise. There are no outstanding agreements, commitments, rights, options, warrants or claims of any nature whatsoever for the issuance, sale, purchase or redemption of any shares of capital stock of any Origen Entity or any securities convertible into or exchangeable for such shares.

      4.28. Subsidiaries. Except for the fact that Origen MHF, Origen Insurance and Origen Special Holdings Corporation, a Delaware corporation and a special purpose subsidiary of Origen, are subsidiaries of Origen, and except for the fact that Origen has or will establish a wholly owned limited liability company to effectuate the transaction described in Section 7.1(l) below, no Origen Entity has any subsidiaries, and no Origen Entity has any equity interest in, or any right to acquire any equity interest in, any other entity.

5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents, warrants and covenants the following to each of Origen and Bingham, both as of the date of this Agreement and as of the Closing Date, with the knowledge and expectation that, in agreeing to enter into this Agreement, each of Origen and Bingham are completely relying on, and in connection with the consummation of the transactions contemplated in this Agreement, will completely rely on, such representations, warranties and covenants:

      5.1. Good Standing and Authority. The Company and Company MHF are each a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Company Insurance is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Virginia. Each of the Company Entities has all requisite power and authority to enter into this Agreement and the Attendant Documents to which it is a party and to consummate the transactions contemplated in this Agreement and such Attendant Documents. This Agreement and all of the Attendant Documents to which a Company Entity is a party, and the consummation of the transactions contemplated in this Agreement, have been or will be duly authorized and approved by the Company Entity's board of managers or manager, as applicable, and all other necessary and proper action on the part of the Company Entity. This Agreement, and all of the Attendant Documents to which a Company Entity is or will be a party, when executed and delivered, will constitute legal, valid and binding obligations of that Company Entity enforceable against it in accordance with their respective terms.

      5.2. Non-Violative Agreement. Neither the execution and delivery of this Agreement and the Attendant Documents to which a Company Entity is a party nor the consummation of the transactions contemplated in this Agreement and the Attendant Documents will conflict with, result in the breach or violation of or constitute a default under the terms, conditions or provisions of that Company Entity's certificate of formation, articles of organization, limited liability company agreement or operating agreement, or any other agreement or instrument to which that Company Entity is a party, or by which that Company Entity is bound or to which it may be subject.

      5.3. Disclosure. No representation or warranty by the Company contained in this Agreement and no statement contained in any of the Attendant Documents or any other certificate or instrument to be furnished at Closing, either pursuant to this Agreement or in connection with the transactions contemplated in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact, necessary in order to make any of the statements not misleading.

      5.4. Brokerage or Finder's Fee. No broker, finder, agent or similar intermediary has acted for or on behalf of the Company in connection with this Agreement or the transactions contemplated hereby and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Company or any action taken by the Company.

      5.5. Consents, Approvals and Authorization. No consent, approval or authorization of, or designation, declaration or filing with, or notice to any governmental authority, or any lenders, lessors, creditors shareholders or others, is required on the part of any Company Entity in connection with the valid execution and delivery of this Agreement and the Attendant Documents or the transactions contemplated in this Agreement and the Attendant Documents.

6.    ADDITIONAL AGREEMENTS; SURVIVAL.

      6.1. Survival. The representations and warranties set forth in Sections 4 and 5 of this Agreement shall survive for a period of three (3) years after the Effective Date; provided, however, that the representations and warranties set forth in Sections 4.1, 4.15, 4.16, 4.17, 4.18, 4.19 and 5.1 above shall survive for the applicable statute of limitations period and that the representations and warranties set forth in Section 4.20 above shall survive indefinitely.

      6.2. Further Assurances. From time to time after the Closing Date, at a Company Entity's reasonable request and without further consideration, each Origen Entity and Bingham shall execute and deliver, or cause to be executed and delivered, such further instruments of conveyance, assignment and transfer and shall take such other action as the Company may reasonably request in order to effectuate the Mergers and to more effectively convey and transfer the Assets to the Company Entities, to record title to the Assets in the names of the Company Entities and to permit the Company Entities to take possession of any of the

            Assets. At a Company Entity's reasonable request, each Origen Entity and Bingham shall cooperate and use its best efforts to have its officers, directors, employees and agents cooperate with the Company Entities on or after the Closing Date by furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes involving any Company Entity and which are based on contracts, leases, arrangements or acts of an Origen Entity which were in effect or occurred on or prior to the Closing Date.

      6.3. Operation of the Business Pending the Effective Date. Through the Effective Date, each Origen Entity and Bingham shall cause the Business to be conducted only in the ordinary course, consistent with past practice. Through the Effective Date, no Origen Entity nor Bingham shall, without the prior written consent of the Company:

            (a) make or incur any capital expenditures with respect to the Business;

            (b)   enter into any purchase order;

            (c) pay or declare any dividends or other distributions (other than payment of indebtedness) to any of their shareholders;

            (d) sell or transfer any of the Assets, other than in the ordinary course of business;

            (e)   terminate or amend any material General Contract;

            (f) issue or redeem, or agree to issue or redeem any shares of the capital stock, or grant any other options, rights or other entitlements in respect of shares of their capital stock;

            (g) subject any of the Assets or any of the Leased Personal Property to, or permit any of the Assets or any of the Leased Personal Property to become subject to, any Lien other than in the ordinary course;

            (h) incur any debt other than Origen's debt to Sun Communities Operating Limited Partnership and Michigan National Bank; or

            (i) enter into any agreement or commitment, whether written or oral (other than this Agreement or any arrangement provided for or contemplated in this Agreement), to take any of the types of action described in subsection (a) through (h) of this Section 6.3.

      6.4. Access to Books and Records. After execution of this Agreement, each Origen Entity and Bingham shall, on the reasonable request of a Company Entity, make the minute books, stock books, corporate seals and other corporate records of each Origen Entity relating to its organization and existence and other corporate materials and information available to the Company Entities for inspection and copying at all times during normal business hours.

      6.5. Proxy Statement. Bingham shall file with the Securities Exchange Commission as soon as is reasonably practicable after the date hereof a proxy statement, and any amendments thereto, to be distributed in connection with the meeting of its shareholders to vote upon this Agreement and the transactions it contemplates.

            Each Party shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by Bingham in connection with the foregoing sentence. The information to be provided by each Party for use in the proxy statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Subject to the fiduciary duties of its board of directors under applicable law, Bingham shall, as promptly as practicable, submit this Agreement and the transactions it contemplates for the approval of its shareholders at a meeting of shareholders and shall use its best efforts to obtain shareholder approval of this Agreement and the transactions it contemplates and shall through its board of directors, recommend to its shareholders approval of this Agreement and the transactions it contemplates.

      6.6. Employee Matters. After the Closing or the Effective Date, the Company Entities may evaluate its employment needs with respect to the Business, and no provision of this Agreement is intended to or shall confer on any of the Employees any right to continued employment after the Closing Date or the Effective Date. Nothing in this Agreement shall be construed to amend or modify in any way any at-will employment policy of any Company Entity.

7.    CONDITIONS TO CLOSING.

      7.1. Conditions Precedent to the Company's Obligation. The obligation of the Company Entities to consummate the transactions contemplated in this Agreement at the Closing is subject to the satisfaction of all of the following conditions, any of which may be waived (but only in writing) by the Company:

            (a) Origen's and Bingham's Representations and Warranties. All representations and warranties made by Origen and Bingham in this Agreement shall have been true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if they had been made on and as of such date.

            (b) Performance of Agreement. Each Origen Entity and Bingham shall have performed and complied in all material respects with all of their obligations under this Agreement which are to have been performed or complied with on or prior to the Closing Date.

            (c) Approvals. Origen and Bingham shall have obtained, performed or given all of the consents, approvals, authorizations, designations, declarations, filings and notices set forth on the attached Schedule 4.21(b), including, without limitation, the approval of Bingham's shareholders.

            (d) Due Diligence. The Company shall have completed its due diligence investigation of, and shall in its reasonable discretion be satisfied with, the Origen Entities, the Origen Business, the Assets, liabilities, prospects, financial condition and other matters of or affecting each of the Origen Entities (including, without limitation, the status and post-closing continuation of the Licenses).

            (e) Litigation. There shall not be any litigation, action, suit, claim, proceeding, order, investigation or inquiry pending or threatened before any court or quasi-judicial or administrative agency to, or pursuant to which a judgment, order, decree, stipulation, injunction or charge could be entered, which could: (i) enjoin or prevent the consummation of the transactions contemplated in this Agreement or the Attendant Documents, (ii) cause any of the transactions contemplated in this Agreement or the Attendant Documents to be rescinded following consummation thereof, (iii) adversely affect the right of the Company to own, operate or control any of the Company Subsidiaries, the Assets, and the Leased Property, or (iv) otherwise have a Material Adverse Effect.

            (f) Post Closing Agreement. In the event that at the time of the Closing, the condition set forth in Section 7.1(m) has not been satisfied, Bingham and Origen shall have executed and delivered to the Company an Assignment and Post Closing Agreement (the "Post Closing Agreement") in the form of Exhibit A attached hereto and made a part hereof which shall provide, among other things, for the following: (i) all of Origen's Assets except the Excluded Assets, all of the capital stock of the Origen Subsidiaries and the membership interest owned by Origen in Origen Special Purpose II, L.L.C., a Delaware limited company, shall be assigned to the Company;
                  (ii) Origen shall receive the sum of $40,000,000 from the Company in consideration of the transfer described in clause
                  (i) hereof; (iii) Origen shall agree that all Loans originated after the Closing will be sold to the Company or Origen Special Purpose, L.L.C., a Delaware limited liability company and a subsidiary of Origen, in exchange for an amount equal to the amount which Credit Suisse First Boston Mortgage Capital LLC will pay for such Loans; (iv) Origen shall agree that it will not transfer any assets to any entity other than the Company and it will otherwise abide by all of the provisions set forth in Section 6.3 hereof (and Origen agrees that a financing statement to secure its obligations under this clause (iv) shall be filed with the appropriate government authorities); and (v) Bingham shall agree to abide by all of the provisions of Section 6.3 hereof and to guarantee all of the obligations of Origen under the Post Closing Agreement.

            (g) Termination. This Agreement shall not have been terminated pursuant to Section 10.1 below.

            (h) Delivery of Closing Documents. Bingham and each Origen Entity shall have executed and delivered, or caused to be executed and delivered, all of the documents described in Section 8.2 below. All documents relating to the transactions contemplated in this Agreement shall be reasonably satisfactory in form and content to the Company and its legal counsel.

            (i) No Encumbrances. All of the Assets shall be owned by an Origen Entity free and clear of all Liens, other than Permitted Liens.

            (j) Operation of Business and Material Adverse Change. The Origen Entities and Bingham shall have continued the active operation of the Business in the ordinary course through the Closing. Since the date of this Agreement, no change shall have occurred which could have a Material Adverse Effect.

            (k) Bingham's Assets. All assets and employees related to the Business which are owned or employed by Bingham shall have been transferred to Origin.

            (l) Origin Special Purpose Subsidiary. Origin will have established a wholly-owned limited liability company subsidiary to which Origin SHC shall have transferred all Class X (Subordinate) Origin Manufactured Housing Contract Senior/Subordinate Asset-Backed Certificates, Series 2001 and all Class R (Subordinate) Origin Manufactured Housing Contract Senior/Subordinate Asset-Backed Certificates, Series 2001.

            (m) Licenses and Permits. The Company Entities will have obtained all material licenses and permits necessary to permit the Company Entities to carry on the Business from and after the Effective Date.

            (n) Employment Agreements. The Company will have entered into, or received assignments of, Employment Agreements (collectively, the Employment Agreements") which have been approved by the Board of Managers with each of Ronald A. Klein, James V. Smith, Mark Landschulz, Paul Galaspie, and each of the Employment Agreements shall contain a covenant not to compete which is satisfactory to the Board of Managers.

            (o) Conditions Precedent. The Conditions Precedent (As defined in the Investment Agreement) set forth in the Investment Agreement have all been satisfied.

      7.2. Conditions Precedent to Origen's and Bingham's Obligation. The obligation of the Origen Entities and Bingham to consummate the transactions contemplated in this Agreement at the Closing is subject to the satisfaction of all of the following conditions, any of which may be waived (but only in writing) by Bingham:

            (a) The Company's Representations and Warranties. All representations, warranties and covenants made by the Company in this Agreement shall have been true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if they had been made on and as of such date.

            (b) Performance of Agreement. Each Company Entity shall have performed and complied in all material respects with all of its obligations under this Agreement which are to have been performed or complied with on or prior to the Closing Date.

            (c) Termination. This Agreement shall not have been terminated pursuant to Section 10.1 below.

            (d) Delivery of Closing Documents. Each Company Entity shall have executed and delivered, or caused to be executed and delivered, all of the documents described in Section 8.3 below. All documents relating to the transactions contemplated in this Agreement shall be reasonably satisfactory in form and content to Origen, Bingham and their legal counsel.

            (e) Litigation. There shall not be any litigation, action, suit, claim, proceeding, order, investigation or inquiry pending or threatened before any court or quasi-judicial or administrative agency to, or pursuant to which a judgment, order, decree, stipulation, injunction or charge could be entered which could: (i) enjoin or prevent the consummation of the transactions contemplated in this Agreement or the Attendant Documents, or (ii) cause any of the transactions contemplated in this Agreement or the Attendant Documents to be rescinded following consummation thereof.

8.    CLOSING

      8.1. Closing. The closing (the "Closing") of the transactions contemplated in this Agreement shall be held at the offices of Jaffe, Raitt, Heuer & Weiss, Professional Corporation, One Woodward Avenue, Suite 2400, Detroit, Michigan, as soon as reasonably possible following execution of the Agreement and upon satisfaction of each of the conditions precedent set forth in Sections 7.1 (except for the condition set forth in Section 7.1(m)) and 7.2 above, but in no event later than December 18, 2001 (the "Closing Deadline"), or at such other location and time as the Parties may mutually agree. As used in this Agreement, the term "Closing Date" means the date on which the Closing actually occurs.

      8.2. Documents to Be Delivered at Closing by the Origen Entities and Bingham. At the Closing, the Origen Entities and Bingham shall properly execute (if necessary) and deliver to the Company, or cause to be executed and delivered to the Company, the following:

            (a) Such certificates and documents ("Merger Certificates") which are required by the State of Virginia and the State of Delaware to effect any of the Mergers.

            (b) A Covenant Not to Compete and Confidentiality Agreement executed by Bingham (the "Covenant"), the form of which is attached to this Agreement as Exhibit B.

            (c) The Employment Agreements or, as applicable, assignments of Employment Agreements.

            (d)   The Pledge Agreement.

            (e) An opinion of Williams, Williams, Ruby & Plunkett, counsel to Origen and Bingham, addressed to the Company, the form of which is attached to this Agreement as Exhibit C.

            (f) A Closing Certificate, executed by an officer of each of Origen and Bingham, to the effect that (i) all of the representations and warranties made by such Party in this Agreement are true and correct in all material respects on the Closing Date with the same force and effect as though made on and as of the Closing Date, (ii) such Party and each Origen Entity has performed and complied in all material respects with all of its obligations under this Agreement which are to have been performed or complied with on or prior to the Closing Date,
                  (iii) since the date of this Agreement, each Origen Entity and Bingham have operated the Business only in the ordinary course, and (iv) there has been no Material Adverse Effect from the date of this Agreement to the Closing Date.

            (g) A Secretary's Certificate, executed by the Secretary or Assistant Secretary of each of the Origen Entities and Bingham, attaching a copy of the charter or articles of incorporation and bylaws of such Party and each Origen Entity and a copy of the resolutions of such Party's and each Origen Entity's board of directors and shareholders approving the transactions contemplated in this Agreement, and the officer executing such certificate shall certify that, as of the Closing Date, such charters, articles of incorporation, bylaws and resolutions are true, complete and correct, have not be altered or repealed and are in full force and effect.

            (h)   All of the Assets and all of the Leased Personal Property.

            (i) A signature page to the Limited Liability Company Agreement duly executed by an authorized officer of Bingham.

            (j) If required pursuant to Section 7.1(f), the Post Closing Agreement.

            (k) Such other documents and instruments as are contemplated in this Agreement or as the Company or the Company's counsel may reasonably request in order to evidence or consummate the transactions contemplated in this Agreement or to effectuate the purpose or intent of this Agreement.

      8.3. Documents to be Delivered at Closing by the Company. At the Closing, the Company shall properly execute (if necessary) and deliver to the Seller, or cause to be executed and delivered to the Seller, as the case may be, the following:

            (a)   The Merger Certificates.

            (b)   The Covenant.

            (c) The Employment Agreements or, as applicable, assumptions of assigned Employment Agreements.

            (d) An opinion of Jaffe, Raitt, Heuer & Weiss, Professional Corporation, counsel to the Company, addressed to Origen and Bingham, the form of which is attached to this Agreement as Exhibit D.

            (e) A Closing Certificate, executed by an officer of the Company, to the effect that (i) all of the representations and warranties made by the Company in this Agreement are true and correct in all material respects on the Closing Date with the same force and effect as though made on and as of the Closing Date, and (ii) each Company Entity has performed and complied in all material respects with all of its obligations under this Agreement which are to have been performed or complied with on or prior to the Closing Date.

            (f) A Certificate, executed by the Secretary or Assistant Secretary of the Company and the manager of each other Company Entity, attaching a copy of the articles of organization or certificate of formation and limited liability company agreement or operating agreement of each Company Entity and a copy of the resolutions of the Company's board of managers approving the transactions contemplated in this Agreement, and the officer or manager executing such certificate shall certify that, as of the Closing Date, such articles of organization, certificate of formation, limited liability company agreement, operating agreement and resolutions are true, complete and correct, have not be altered or repealed and are in full force and effect.

            (g) If required pursuant to Section 7.1(f), the Post Closing Agreement.

            (h) Such other documents and instruments as are contemplated in this Agreement or as Origen, Bingham or their counsel may reasonably request in order to evidence or consummate the transactions contemplated in this Agreement or to effectuate the purpose or intent of this Agreement.

      8.4. Filings. If the condition set forth in Section 7.1(m) is not fulfilled at the time of the Closing, at such time thereafter as such condition is fulfilled, or at any time prior thereto, at the election of the Company, the Parties (or the Company at its election unilaterally) will cause the Merger Certificates to be filed with the Secretary of State of Delaware and the Virginia State Corporation Commission, as appropriate, and shall do all other things which may be necessary and proper to cause the Mergers to become immediately effective.

9.    INDEMNIFICATION

      9.1. Indemnification of the Company Entities. Bingham shall indemnify, defend and hold harmless the Company Entities and their officers, directors, managers, members, shareholders, employees, independent contractors, agents, successors and assigns (collectively, the "Company Parties") from and against any and all liabilities, losses, costs or expenses which any of the Company Parties may suffer or for which any of the Company Parties may become liable and which are based on, the result of, arise out of or are otherwise related to any of the following:

            (a) any inaccuracy or misrepresentation in, or breach of any representation or warranty of Origen or Bingham in this Agreement, any of the Attendant Documents or any certificate, schedule, list or other instrument to be furnished by an Origen Entity or Bingham to the Company pursuant to this Agreement or any of the Attendant Documents;

            (b) any breach or failure of an Origen Entity or Bingham to perform any covenant or agreement required to be performed by an Origen Entity or Bingham pursuant to this Agreement or any of the Attendant Documents (including, without limitation thereto, the Post Closing Agreement);

            (c) Any Origen Entity's non-compliance with the provisions of any bulk transfer law applicable to the transactions contemplated in this Agreement;

            (d) any claim, demand, suit, action or legal, administrative or other proceeding by any person (other than a Party) or any federal, state or local department, agency or other governmental body (a "Third Party Claim") against any of the Company Parties resulting from, arising out of or in any way related to the failure of Bingham or an Origen Entity to perform, pay or discharge any Excluded Liability; and

            (e) any and all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' and consultants' fees (collectively, "Related Expenses"), incident to any of the foregoing.

      9.2. Indemnification of Bingham. The Company shall indemnify, defend and hold harmless Bingham and its officers, directors, shareholders, employees, independent contractors, agents, successors and assigns (collectively, the "Bingham Parties") from and against any and all liabilities, losses, costs or expenses which any of the Bingham Parties may suffer or for which any of the Bingham Parties may become liable and which are based on, the result of, arise out of or are otherwise related to any of the following:

            (a) any inaccuracy or misrepresentation in, or breach of any representation or warranty of the Company contained in, this Agreement, any of the Attendant Documents or any certificate, schedule, list or other instrument to be furnished by the Company pursuant to this Agreement or any of the Attendant Documents;

            (b) any breach or failure of a Company Entity to perform any covenant or agreement required to be performed by it pursuant to this Agreement or any of the Attendant Documents (including, without limitation thereto, the Post Closing Agreement);

            (c) any Third Party Claim against any of the Bingham Parties resulting from, arising out of or in any way related to the failure of a Company Entity to perform, pay or discharge any Assumed Liability; and

            (d)   any and all Related Expenses incident to any of the foregoing.

      9.3. Claims for Indemnification. Whenever any claim shall arise for indemnification under this Section 9, even if no payment is then due on account thereof, the Party seeking indemnification (the "Indemnified Party") shall notify (the "Notice") the Party against whom indemnification is sought (the "Indemnifying Party") of the claim. In the event of any Third Party Claim, the Indemnified Party shall provide the Notice within thirty (30) days after the Indemnified Party has actual knowledge of its existence and, when known, the facts constituting the basis for such claim, but the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such Third Party Claim is materially prejudiced by the Indemnified Party's failure to give such notice. In the event of any Third Party Claim, the Notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit in accordance with Section 9.4 below.

      9.4. Defense by the Indemnifying Party. Within fifteen (15) days after receipt of the Notice, the Indemnifying Party, at its sole cost and expense, may, upon written notice to the Indemnified Party, assume the defense of any Third Party Claim. If the Indemnifying Party timely assumes the defense of any Third Party Claim, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such Third Party Claim and, at the sole cost and expense of the Indemnifying Party, the Indemnifying Party shall take all steps necessary in the defense or settlement thereof. The Indemnified Party shall be entitled to participate in (but not control) the defense of any Third Party Claim, with its own counsel and at its own expense; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party fails to give the Indemnified Party written notice within fifteen (15) days after the Indemnifying Party's receipt of the Notice that the Indemnifying Party is assuming the defense of such Third Party Claim or if the Indemnifying Party fails to assume and continually maintain the defense of the Third Party Claim within fifteen (15) days after the Indemnifying Party's receipt of the Notice, the Indemnified Party may assume sole control of defense or settlement of such claim at the sole cost and expense of the Indemnifying Party. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such Third Party Claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such Third Party Claim in a reasonably prudent manner.

      9.5. Minimization of Indemnities. Each Party shall use reasonable efforts to minimize the indemnification obligations of the other Parties under this Section 9 by, among other reasonable things and without limiting the generality of the foregoing, taking such reasonable remedial action as it believes may minimize such obligation and seeking to the maximum extent possible reimbursement from insurance carriers under applicable insurance policies covering any such liability.

      9.6. Assignment of Claims. Each Party agrees that on satisfaction of the obligation to indemnify under this Section 9, and in consideration of such obligation, it will assign to the Party or Parties making such payment or giving such credit any and all claims, causes of action and demands of whatever kind and nature which such indemnified Party may have against any person, firm or other entity giving rise to such indemnified loss, and to reasonably cooperate in any efforts to recover therefrom.

      9.7. Remedies Not Exclusive. Each Party shall be entitled to exercise and resort to all rights and remedies for misrepresentation or breach as are afforded to such Party at law or in equity, including, without limitation, rescission, specific performance, action for damages or such other remedies and relief as may be afforded to such Party, under this Agreement or by a court of competent jurisdiction. Neither the existence or exercise of any specific remedies is intended to be exclusive of or impair or otherwise adversely affect in any manner whatsoever any rights, remedies or relief otherwise available to any Party, and each and every right and remedy shall be cumulative and in addition to every other right and remedy provided in this Agreement or by law.

      9.8. Limitation on Indemnities. Any provision of this Agreement to the contrary notwithstanding, no claim for indemnification by any Party against another Party shall be valid and assertable unless and until the aggregate amount of all claims exceeds $250,000 (the "Basket Amount"), but then such Party may seek indemnification for the full amount of all such claims. Notwithstanding any provision of this Agreement to the contrary notwithstanding, the Basket Amount shall not apply to: (i) the failure of the Company to perform, pay or discharge any Assumed Liability, (ii) the failure of any Origen Entity to perform, pay or discharge any Excluded Liability, (iii) any claim relating to an Origen Entity's non-compliance with the provisions of any bulk transfer law, or (iv) any Related Expenses incident to any of the foregoing.

      9.9. Setoff and Pledge. Bingham hereby grants the Company the right to offset against any amounts owing from the Company to Bingham, including any distributions to be made by the Company to Bingham pursuant to the Limited Liability Company Agreement, or otherwise, an amount equal to any obligations which Bingham may have to any of the Company Entities pursuant to Section 9.1 above. Further, Bingham agrees to execute and deliver to the Company at the Closing, a pledge agreement (the "Pledge Agreement"), which in form and substance is satisfactory to the Board of Managers, pursuant to which Bingham shall pledge to the Company its entire membership interest in the Company in order to secure its obligations set forth in Section 9.1 above.

10.   TERMINATION

      10.1. Termination. This Agreement may be terminated at any time before the
            Closing:

            (a)   by the mutual consent of the Parties; or

            (b) by Bingham if any of the conditions set forth in Section 7.2 above have not been fulfilled, satisfied or waived by the Closing Deadline or a the Company Entity breaches any covenant or agreement set forth in this Agreement at a time when no Origen Entity nor Bingham are in default of this Agreement; or

            (c)   by the Company if any of the conditions set forth in Section
                  7.1 above have not been fulfilled, satisfied or waived by Closing Deadline or an Origen Entity or Bingham breaches any covenant or agreement set forth in this Agreement at a time when no Company Entity is in default of this Agreement.

      10.2. Effect of Termination. If terminated in accordance with Section 10.1 above, this Agreement shall be null and void and have no further force or effect, except as provided in the remaining provisions of this Section 10.2. Subject to the last sentence of this Section 10.2, in the event a Party terminates this Agreement as a result of a material breach by another Party, then, as its sole and exclusive remedy under this Agreement, such non-breaching Party shall be entitled to recover from the defaulting Party all out-of-pocket expenses incurred by it and any of its affiliates (including, without limitation, legal and accounting fees and expenses) in connection with (a) the preparation, drafting and negotiation of this Agreement and any other document related to the transactions contemplated in this Agreement, and (b) the due diligence review by the Company of the Origen Entities and the Business, together with appropriate damages in connection therewith. For purposes of this Section 10.2 and 10.1, a breach by any Company Entity shall be deemed to be a breach by all Company Entities and a breach by any Origen Entity or Bingham shall be deemed to be a breach by Bingham and all Origen Entities. Notwithstanding anything to the contrary set forth in this Section 10.2, or this Agreement, no provision of this Agreement, including this Section 10.2, shall in any way affect or diminish the right of a Party to receive any sums due that Party pursuant to Section 8(b) of the Investment Agreement.

11.   MISCELLANEOUS.

      11.1. Notices. Any notice, request, waiver, information or other document to be given hereunder to any of the Parties by any other Party shall be in writing and shall be deemed to have been duly given if delivered personally, sent by certified mail, postage prepaid, or sent by next day or overnight mail or delivery, as follows:

      If to an Origen Entity or Bingham:     With a required copy to:

      Bingham Financial Services             Williams, Williams, Ruby & Plunkett
      Corporation                            380 N. Old Woodward, Suite 300
      260 East Brown Street, Suite 200       Birmingham, MI 48009
      Birmingham, MI 48009                   Attn: James A. Williams
      Attn: Ronald A. Klein                  Fax: 248-642-0856
      Fax: 248-644-5595

      If to a Company Entity:                With a required copies to:

      Origen Financial, L.L.C.               Jaffe, Raitt, Heuer & Weiss, P.C.
      260 East Brown Street, Suite 200       One Woodward Avenue, Suite 2400
      Birmingham, MI 48009                   Detroit, MI 48226
      Attn: Ronald A. Klein                  Attn: David H. Raitt
      Fax: 248-644-5595                      Fax: 313-961-8358

                                             And

                                             Shiffman Family LLC
                                             c/o Sun Communities, Inc.
                                             31700 Middlebelt Road
                                             Suite 145
                                             Farmington Hills, MI  48334
                                             Attn: Gary A. Shiffman
                                             Fax: (248) 932-3072

            Any Party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice. Any notice delivered personally shall be deemed to have been given on the date it is so delivered, any notice delivered by registered or certified mail shall be deemed to have been given on the date it is received and any notice sent by next day or overnight mail or delivery shall be deemed to have been delivered on the next business day.

      11.2. Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

      11.3. Governing Law. Except for matters applicable to the Mergers, which shall be governed by the Delaware Statute and the Virginia Statute, this Agreement shall be governed by and construed in accordance with the laws of the State of Michigan applicable to contracts made and to be performed therein. The Parties hereto hereby irrevocably submit to the jurisdiction of the courts of the State of Michigan and the Federal courts of the United States located in the State of Michigan in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement.

      11.4. No Assignment; Benefit. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, assigns, heirs and legal representatives.

      11.5. Entire Agreement. This Agreement and the exhibits and schedules attached hereto and the Limited Liability Company Agreement contain the entire agreement of the Parties hereto with respect to the Mergers and the other transactions contemplated herein, and supercede all prior understandings and agreements of the Parties with respect to the subject matter hereof. Any reference herein to this Agreement shall be deemed to include the schedules and exhibits attached hereto.

      11.6. Tax Matters.

            (a) The Company shall pay all state and local transaction privilege, business privilege, sales, use and transfer taxes (including taxes, if any, imposed on the transfer of real and personal property) and similar taxes, and all filing, recording and registration fees, if any, payable in connection with the transactions contemplated in this Agreement.

            (b) Bingham shall be responsible for the preparation and filing of all Tax Returns for the Business for all periods ending on or before the Closing Date as to which Tax Returns are due after the Closing Date. Bingham shall make all payments required with respect to any such Tax Returns.

            (c) The Company shall be responsible for the preparation and filing of all Tax Returns for the Business for all periods ending after the Closing Date as to which Tax Returns are due after the Closing Date. The Company will make all payments required with respect to any such Tax Returns; provided, however, that Bingham shall reimburse the Company concurrently with the filing of such Tax Returns to the extent any payment the Company makes relates to the operation of the Business by any Origen Entity for any period ending on or before the Closing Date.

      11.7. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Photostatic or facsimile reproductions of this Agreement may be made and relied upon to the same extent as originals.

      11.8. Waiver. The waiver by any Party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or similar breach.

      11.9. Amendment. This Agreement may only be amended by written agreement executed by all of the Parties.

      11.10. Brokerage or Finder's Fee. Any and all brokerage fees due and payable to any broker, finder, agent or similar intermediary in connection with this Agreement or the transactions contemplated hereby shall be borne by the Party responsible for retaining, or claimed to be responsible for retaining, such broker, finder, agent or similar intermediary.

      11.11. Publicity. No press release or other public announcement related to this Agreement or the transactions contemplated hereby will be issued by any Party hereto without the prior approval of the other Parties, except that any Party may make such public disclosure which it believes in good faith to be required by law or by the terms of any listing agreement with a securities exchange (in which case such Party will consult with the other Parties prior to making such disclosure).

      11.12. No Third Party Beneficiaries. The rights and obligations of the Parties under this Agreement are for the benefit of the Parties, the Company Parties and the Bingham Parties only, and neither any creditor of any of the Parties, the Company Parties or the Bingham Parties, nor any other person or entity (other than a successor in interest to the any of the Parties, the Company Parties or the Bingham Parties), shall have the right to rely on or enforce the provisions of this Agreement as a third-party beneficiary or otherwise. Without limiting the generality of the foregoing, the discretions granted to any of the Parties, the Company Parties or the Bingham Parties in this Agreement are personal to them, and no receiver, trustee or liquidator of the any of them, or any other person or entity, shall the right or power to exercise any such discretions.

             [the remainder of this page intentionally left blank -
                      the next page is the signature page]

      IN WITNESS WHEREOF, the Parties have executed this Merger Agreement as of the date first written above.


                                     ORIGEN FINANCIAL, INC.,
                                     a Virginia corporation

                                     By:  /s/ Ronald A. Klein
                                          -------------------------------------

                                     Its: Chairman
                                          -------------------------------------


                                     BINGHAM FINANCIAL SERVICES CORPORATION,
                                     a Michigan corporation

                                     By:  /s/ Ronald A. Klein
                                          -------------------------------------

                                     Its: President and Chief Executive Officer
                                          -------------------------------------


                                     ORIGEN MANUFACTURED HOME FINANCIAL, INC., a Virginia corporation

                                     By:  /s/ Ronald A. Klein
                                          -------------------------------------

                                     Its: Chief Executive Officer
                                          -------------------------------------


                                     DYNEX INSURANCE AGENCY, INC.,
                                     a Virginia corporation

                                     By:  /s/ Ronald A. Klein
                                          -------------------------------------

                                     Its: Chief Executive Officer
                                          -------------------------------------

                                     ORIGEN FINANCIAL L.L.C.,
                                     a Delaware limited liability company

                                     By:  /s/ Ronald A. Klein
                                          -------------------------------------

                                     Its: Manager
                                          -------------------------------------


                                     ORIGEN MANUFACTURED HOME FINANCIAL, L.L.C., a Virginia corporation

                                     By:  /s/ Ronald A. Klein
                                          -------------------------------------

                                     Its: Manager
                                          -------------------------------------


                                     ORIGEN INSURANCE AGENCY, L.L.C.,
                                     a Virginia corporation

                                     By:  /s/ Ronald A. Klein
                                          -------------------------------------

                                     Its: Manager
                                          -------------------------------------

                                LIST OF SCHEDULES

1.2.(b)     Furniture, Fixtures and Other Fixed Assets
1.2.(d)     Intellectual Property
1.2.(f)     Equipment, Machinery and Vehicles
1.2.(g)     Personal Property Leases
1.2.(h)     General Contracts
1.2.(i)     Licenses and Permits
1.2.(j)     Warranties
1.2.(k)     Leased Real Property
1.2.(l)     Owned Real Property
1.33        Floorplan Loans
1.42        Knowledge
1.75        Permitted Liens
4.1         Foreign Jurisdictions
4.3         Intellectual Property Exceptions
4.4         Contracts
4.6(a)      Permit and License Exceptions
4.6(b)      Mortgage Licenses
4.7         Owned Real Property Exceptions
4.8         Leased Real Property Exceptions
4.9         Accounts Receivable Exceptions
4.10        Liens/Permitted Liens
4.11        Condition of Assets Exceptions
4.12        Litigation Exceptions
4.13        Compliance with Applicable Laws and Regulations Exceptions
4.14        Employees
4.15        Employee Relations Exceptions
4.16        Employee Benefit Plan Exceptions
4.17        Financial Statements
4.18        Undisclosed Liabilities
4.19        Tax Matter Exceptions
4.20        Environmental Exceptions
4.21(a)     All Consents, Approvals and Authorizations
4.21(b)     Pre-Closing Consents, Approvals and Authorizations
4.22        Insurance Exceptions
4.23        Interim Operations Exceptions
4.27        Capitalization